Exhibit 99.1

ARS Pharmaceuticals Outlines Strategic Priorities, including a Focused Commercial Strategy, and Reports Second Quarter 2026 Financial Results

$26.2 million in U.S. neffy® net product revenue in Q2 2026; total U.S. epinephrine market share for Type 1 allergies of 5% and 8% share within field-targeted accounts

Commercial investment realigned toward targeted provider engagement, significantly reducing total operating expenses for 2H 2026 and supporting an expected path to cash flow breakeven by the end of 2027

Commercial operations strengthened with appointment of Meg Smith as Chief Commercial Officer and completed expansion of field sales organization

Interim data from Phase 2b trial in chronic spontaneous urticaria (CSU) expected in Q1 2027; no FDA-approved on-demand treatment currently exists for acute CSU flares

Conference call to be held today, August 13, 2026, at 1:30 p.m. PT / 4:30 p.m. ET

SAN DIEGO, August 13, 2026 – ARS Pharmaceuticals, Inc. (Nasdaq: SPRY), a biopharmaceutical company dedicated to empowering at-risk patients and their caregivers to better protect against allergic reactions that could lead to anaphylaxis, today outlined the strategic priorities and operating framework that will guide the Company going forward, its refined commercial strategy for neffy® (epinephrine nasal spray), and its financial results for the second quarter ended June 30, 2026.

“It is a privilege to lead ARS Pharma at this pivotal time, and my conviction in the opportunity ahead has only grown since stepping into this role. As the first and only needle-free epinephrine option, neffy is well positioned to become the standard of care for patients and caregivers in this multi-billion-dollar market,” said Donn Casale, President and CEO of ARS Pharma. “Today, we are announcing a shift in focus to provider adoption, with a more efficient commercial strategy intended to drive market share growth without sacrificing revenue. We believe that provider awareness and recommendation will be the cornerstone to growing the neffy brand. Our confidence in continued revenue growth, along with a more efficient commercial model, is expected to provide the foundation for long-term value creation. Beyond neffy, advancing our intranasal epinephrine platform into CSU unlocks a potential major growth opportunity in an area of high unmet need built on top of our existing commercial infrastructure.”

Updated Strategic Priorities

Following a comprehensive assessment of ARS Pharma’s commercial, clinical, and business operations, the Company has established a core set of strategic priorities intended to drive continued value creation from neffy and the intranasal epinephrine platform:

1.
Targeted commercial execution. ARS Pharma is shifting its focus from broad consumer-directed marketing to targeted engagement with high-volume prescribers, a strategy that has already demonstrated to grow field-targeted market share.
2.
Financial discipline aligned with neffy adoption rate. ARS Pharma has implemented a rigorous cost optimization framework, significantly reducing its SG&A expense, that focuses on building a profitable neffy franchise to drive shareholder value and provide financial support for platform expansion.
3.
Advance CSU clinical program. ARS Pharma is extending its intranasal epinephrine platform into CSU. With no FDA-approved, on-demand options currently available to manage acute flares, the Company’s intranasal epinephrine platform may address a critical unmet need in CSU and offer a compelling market expansion opportunity.

Commercial Leadership and a Fully Deployed Field Organization

ARS Pharma today announced the appointment of Meg Smith as Chief Commercial Officer, effective August 17, 2026. Ms. Smith is a commercial executive with more than 25 years of progressive leadership experience. Most recently, she led the commercial organization at Dynavax Technologies that successfully launched HEPLISAV-B®.

“neffy is well positioned to become the new standard of care in a large, underserved market,” said Ms. Smith. “There is a solid foundation in place, growing prescriber momentum, and a talented field organization. I am excited to join the commercial leadership team at ARS where we will be relentlessly focused on provider-centered execution to convert that foundation into durable market share growth.”

ARS Pharma also announced that the expansion of its field sales organization is now complete. Sales force efforts will focus primarily on the highest-value prescribers, which represent 44% of the total U.S. market opportunity.

Mr. Casale added, “Executing our enhanced commercial strategy requires having the right leadership and footprint, and I am incredibly pleased to welcome Meg to the team. I am confident that she has the right capabilities and experience to drive this next chapter of the neffy launch, having seen her ability to inspire teams and drive operational rigor firsthand. The impact of our sales force is clear, and where we actively call on accounts, our share is meaningfully larger than our total market share. I am excited to see the compounding impact of a fully deployed, focused sales team under Meg’s leadership.”

neffy U.S. commercial metrics as of the end of the second quarter of 2026 include:

•
U.S. net product revenue of $26.2 million, bringing 2026 year-to-date net product revenue to $43.7 million;
•
Total U.S. epinephrine market share of 5%, a doubling of the 2.5% total market share in the same period in 2025;
•
Market share of 8% among field-targeted accounts compared with 4% share in the same period of 2025; and
•
Over 16,000 unique prescribers in the second quarter, a nearly threefold increase over the same period in 2025.

Enhanced Financial Discipline and Updated 2H 2026 Expense Guidance

ARS Pharma announced the re-alignment of its operating expenses to support building a durable, profitable business. Going forward, the Company intends to direct its investments primarily to support healthcare provider education and field execution, with a particular focus on high-value prescribers. Consequently, the Company has significantly reduced spending, shifting resources away from broad consumer advertising and toward targeted provider engagement, without sacrificing revenue.

The Company’s second quarter 2026 financial results are as follows:

•
Total revenue: $33.7 million, comprised of $26.2 million in net product revenue from neffy sales in the United States, $0.1 million in collaboration revenue from international partners, and $7.4 million in supply revenue from partners.
•
Total operating expenses, excluding cost of goods sold: $82.3 million.
o
SG&A expenses: $77.6 million, primarily driven by consumer-targeted media activities, which were incurred prior to the Company’s updated operating plan, as well as its sales force expansion and one-time personnel-related expenses related to its July leadership transition.
o
R&D expenses: $4.7 million, primarily related to clinical costs for the Company’s ongoing Phase 2b trial in CSU and registry study and continuing development and regulatory expenses.
•
Net loss: $62.3 million, or ($0.63) per share basic and diluted.
•
Cash balance: $143.8 million in cash, cash equivalents, and short-term investments as of June 30, 2026.

ARS Pharma outlined the following guidance on its operating expense plan:

•
Operating expense: ARS Pharma expects its aggregate SG&A and R&D expenses for the second half of 2026 to be in the range of $114 million to $126 million, which includes stock-based compensation expense of approximately $14 million to $16 million. As a result, total cash-based SG&A and R&D expenses for the second half of 2026 are expected to be in the range of $100 million to $110 million, driven by a more than 40% reduction in SG&A cash-based expenses from the first half of 2026, with a favorable trend planned to continue through full-year 2027.
•
Path to cash flow breakeven: Based on its revised cash-based expense plan, ARS Pharma anticipates a path to reaching cash flow breakeven by the end of 2027.

Expanding the Intranasal Epinephrine Platform, with Interim CSU Phase 2b Data in Q1 2027

Beyond neffy, ARS Pharma’s CSU program, ARS-2, represents a meaningful expansion opportunity built on its existing commercial infrastructure. The Company’s Phase 2b trial is underway, assessing rapid relief of acute flares with intranasal epinephrine compared to placebo, and enrollment is completed in the interim patient population. The trial design requires that each enrolled patient experience and log three separate CSU flare episodes, treated with placebo and varying doses of intranasal epinephrine. Given the time required for patients to complete all three episodes for data collection and reporting, ARS Pharma expects interim Phase 2b data in the first quarter of 2027.

There are currently no FDA-approved, on-demand products to manage acute flares in patients with CSU. Epinephrine’s role in rapid, systemic symptom relief is well established; the historical challenge has been the needle delivery and the dose, which the Company’s intranasal technology is designed to address. Because the program can leverage our existing commercial infrastructure and overlapping targeted prescribers, the Company believes ARS-2 represents a high-margin growth driver, if approved.

Conference Call Information

ARS Pharma will host a conference call and webcast today, August 13, 2026, at 4:30 p.m. ET to discuss these results and the Company's strategic priorities. Dial-in information for conference participants may be obtained by registering for the event. To access the webcast and slides, please visit the Events & Presentations page in the Investors & Media section of the Company’s website. A replay of the webcast will be available for 30 days following the event.

About neffy®

neffy is a nasal spray used for emergency treatment of allergic reactions including anaphylaxis, in adults and children who weigh 33 lbs. or greater.

INDICATION AND IMPORTANT SAFETY INFORMATION FOR neffy (epinephrine nasal spray)

INDICATION

neffy is indicated for emergency treatment of type I allergic reactions, including anaphylaxis, in adult and pediatric patients who weigh 33 lbs. or greater.

IMPORTANT SAFETY INFORMATION

neffy contains epinephrine, a medicine used to treat allergic emergencies (anaphylaxis). Anaphylaxis can be life-threatening, can happen in minutes, and can be caused by stinging and biting insects, allergy injections, foods, medicines, exercise, or other unknown causes.

Always carry two neffy nasal sprays with you because you may not know when anaphylaxis may happen and because you may need a second dose of neffy if symptoms continue or come back. Each neffy contains a single dose of epinephrine. neffy is for use in the nose only.

Use neffy right away, as soon as you notice symptoms of an allergic reaction. If symptoms continue or get worse after the first dose of neffy, a second dose is needed. If needed, administer a second dose using a new neffy in the same nostril starting 5 minutes after the first dose. Get emergency medical help for further treatment of the allergic emergency (anaphylaxis), if needed after using neffy.

Tell your healthcare provider if you have underlying structural or anatomical nasal conditions, about all the medicines you take, and about all your medical conditions, especially if you have heart problems, kidney problems, low potassium in your blood, Parkinson's disease, thyroid problems, high blood pressure, diabetes, are pregnant or plan to become pregnant, or plan to breastfeed.

Tell your healthcare provider if you take or use other nasal sprays or water pills (diuretics) or if you take medicines to treat depression, abnormal heart beats, Parkinson's disease, heart disease, thyroid disease, medicines used in labor, and medicines to treat allergies. neffy and other medications may affect each other, causing side effects. neffy may affect the way other medicines work, and other medicines may affect how neffy works.

neffy may cause serious side effects. If you have certain medical conditions or take certain medicines, your condition may get worse, or you may have more or longer lasting side effects when you use neffy.

Common side effects of neffy include: nasal discomfort, headache, throat irritation, chest and nasal congestion, feeling overly excited, nervous or anxious, nose bleed, nose pain, sneezing, runny nose, dry nose or throat, tingling sensation, including in the nose, feeling tired, dizziness, nausea, and vomiting.

Tell your healthcare provider if you have any side effects that bother you or that do not go away after using neffy.

These are not all of the possible side effects of neffy. Call your healthcare provider for medical advice about side effects. To report side effects, contact ARS Pharmaceuticals Operations, Inc. at 1-877-MY-NEFFY (877-696-3339) or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see the full Prescribing Information and Patient Information for neffy.

About Type I Allergic Reactions Including Anaphylaxis

Type I allergic reactions are serious and potentially life-threatening events that can occur within minutes of exposure to an allergen and require immediate treatment with epinephrine, the only FDA-approved medication for these reactions. While epinephrine auto-injectors have been shown to be highly effective, there are limitations — including fear of needles and needle-related safety concerns, lack of portability and reliability, and complexity of the devices — that may result in patients and caregivers delaying or not administering treatment in an emergency situation. There are approximately 40 million people in the United States who experience Type I allergic reactions, of whom only 3.3 million have an active epinephrine auto-injector prescription. Of those, only half consistently carry their prescribed auto-injector. Even if patients or caregivers carry an auto-injector, more than half either delay or do not administer the device when needed in an emergency.

About ARS Pharmaceuticals, Inc.

ARS Pharma is a biopharmaceutical company dedicated to empowering at-risk patients and their caregivers to better protect patients from allergic reactions that could lead to anaphylaxis. The Company is commercializing neffy® (trade name EURneffy® in the EU and UK), an epinephrine nasal spray indicated in the United States for emergency treatment of Type I allergic reactions, including anaphylaxis, in adult patients and pediatric patients who weigh 33 lbs. or greater, and in the EU for emergency treatment of allergic reactions (anaphylaxis) due to insect stings or bites, foods, medicinal products, and other allergens as well as idiopathic or exercise induced anaphylaxis in adults and children aged 4 years and older who weigh 15 kg or greater. For more information, visit www.ars-pharma.com and follow us on LinkedIn and X.

Forward-Looking Statements

Statements in this press release that are not purely historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: ARS Pharma’s updated strategic priorities and the anticipated benefits of their implementation, including a reduction in projected SG&A and R&D expenses for the second half of 2026 and expectations regarding operating expense trends into 2027; the anticipated path and timing to cash flow breakeven; the expected impact of the appointment of a new Chief Commercial Officer and the completed expansion of the field sales organization; the anticipated timing for interim data from the urticaria trial and the potential for ARS Pharma’s intranasal epinephrine technology to expand into the urticaria indication; the expectation that realigning commercial investment toward targeted provider engagement will expand market share and support a durable growth trajectory for neffy; the potential for the CSU program to leverage existing commercial infrastructure and overlapping targeted prescribers and to represent a high-margin growth driver, if approved; and other statements that are not historical fact. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipate,” “believe,” “can,” “confident,” “could,” “expect,” “if,” “intend,” “may,” “potential,” “plan,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon ARS Pharma’s current expectations and involve assumptions that may never materialize or may prove to be incorrect.

Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: potential safety and other complications from neffy; the ability to maintain regulatory approval for neffy in its currently approved indications; the scope, progress and expansion of developing and commercializing neffy; the risk that personnel costs will be higher than anticipated; the scope, progress and expansion of developing our intranasal epinephrine technology; clinical trial results; the potential for governments and payors to delay, limit or deny coverage for neffy; the size and growth of the market for neffy and the rate and degree of market acceptance thereof vis-à-vis intramuscular injectable products; ARS Pharma’s ability to protect its intellectual property position; the adverse effects of pending litigation; and the impact of government laws, regulations and policies. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption 'Risk Factors' in ARS Pharma's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission (SEC), and as updated by the 'Risk Factors' in ARS Pharma's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, to be filed with the SEC today. These documents can also be accessed on ARS Pharma’s website at www.ars-pharma.com by clicking on the link “Financials & Filings” under the “Investors & Media” tab. The forward-looking statements included in this press release are made only as of the date hereof. ARS Pharma assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Monique Allaire, THRUST

monique@thrustsc.com

Media Contact:

Christy Curran, Sam Brown Inc.

615.414.8668

christycurran@sambrown.com

ARS Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and par value data)

	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,163	$41,317
Short-term investments	135,682	203,669
Accounts receivable, net	46,839	25,347
Inventories	11,689	8,369
Prepaid expenses and other current assets	9,137	6,194
Total current assets	211,510	284,896
Inventories, noncurrent	19,045	23,053
Property, plant and equipment, net	2,085	2,465
Intangible assets, net	13,900	14,452
Other assets	2,955	2,786
Total assets	$249,495	$327,652
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities (including related party amounts of $2,178 and $1,624, respectively)	$59,732	$37,948
Contract liability, current	535	609
Other current liabilities	596	588
Total current liabilities	60,863	39,145
Term loans, net (including related party amounts of $4,834 and $4,819, respectively)	96,676	96,374
Financing liability	74,927	72,140
Contract liability, net of current portion	1,115	1,130
Other accrued liabilities	3,402	4,605
Total liabilities	236,983	213,394
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized at June 30, 2026 and December 31, 2025; no shares issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized at June 30, 2026 and December 31, 2025; 99,437,865 and 99,290,926 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	10	10
Additional paid-in capital	430,202	408,726
Accumulated other comprehensive (loss) gain, net	(140)	125
Accumulated deficit	(417,560)	(294,603)
Total stockholders’ equity	12,512	114,258
Total liabilities and stockholders’ equity	$249,495	$327,652

ARS Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Product revenue, net	$26,210	$12,800	$43,662	$20,563
Revenue under collaboration agreements	57	2,594	2,546	2,804
Revenue under supply agreements	7,391	323	10,131	323
Total revenue	33,658	15,717	56,339	23,690
Operating expenses:
Cost of goods sold (including related party amounts of $1,851, $866, $3,084, and $1,354, respectively)	12,846	4,984	19,132	6,078
Research and development (including related party amounts of $612, $582, $1,279, and $1,245, respectively)	4,698	4,035	9,034	6,987
Selling, general and administrative (including related party amounts of $125, $107, $261, and $231, respectively)	77,579	54,312	149,783	95,416
Total operating expenses	95,123	63,331	177,949	108,481
Loss from operations	(61,465)	(47,614)	(121,610)	(84,791)
Other income (expense), net:
Interest income	1,605	2,731	3,573	5,968
Interest expense (including related party amounts of $124, $0, $246, and $0, respectively)	(2,479)	—	(4,920)	—
Total other (expense) income, net	(874)	2,731	(1,347)	5,968
Net loss	$(62,339)	$(44,883)	(122,957)	(78,823)
Unrealized losses on available-for-sale securities	(44)	(118)	(265)	(266)
Comprehensive loss	$(62,383)	$(45,001)	$(123,222)	$(79,089)
Net loss per share, basic and diluted	$(0.63)	$(0.46)	$(1.24)	$(0.80)
Weighted-average shares outstanding used in computing net loss per share, basic and diluted	99,312,526	98,361,771	99,304,512	98,212,035